As filed with the Securities and Exchange Commission on July 12, 2007
Registration Statement No. 000-51307

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 6
to
Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF
THE SECURITIES EXCHANGE ACT OF 1934

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CHAPARRAL STEEL COMPANY
(Exact name of registrant as specified in its charter)
Delaware	20-2373478
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
300 Ward Road
Midlothian, Texas 76065
(Address of registrant’s principal executive offices and zip code)
(972) 775-8241
(Registrant’s telephone number including area code)

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Securities to be registered pursuant to Section 12(b) of the Act	Securities to be registered pursuant to Section 12(g) of the Act
None	Common Stock, $0.01 par value
Preferred Stock Purchase Rights

Item 11. Description of Registrant’s Securities to be Registered

     Item 11 of Form 10 filed by Chaparral Steel Company (the “Company”) on May 6, 2005, as amended on June 10, 2005, June 27, 2005, July 8, 2005, July 20, 2005, and July 21, 2005, relating to Preferred Stock Purchase Rights is hereby amended to provide:

     On July 10, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gerdau Ameristeel Corporation, a Canadian corporation (“Parent”), GVC, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and for certain purposes, Gerdau, S.A., a Brazilian corporation. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, and as a result the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). In connection with the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company authorized an amendment to the Rights Agreement, dated as of July 29, 2005 (the “Rights Agreement”), by and between the Company and Mellon Investor Services LLC (“Mellon”), as Rights Agent.

     On July 10, 2005, the Company and Mellon executed the First Amendment (“Amendment No. 1”) to the Rights Agreement. Capitalized terms used below but not defined herein shall have the meanings assigned thereto in the Rights Agreement. Amendment No. 1 provides that (i) no Person shall be deemed to be an Acquiring Person solely by virtue of the execution, delivery or performance of the Merger Agreement or the transactions contemplated thereby, (ii) no Distribution Date shall be deemed to have occurred solely by virtue of the execution, delivery or performance of the Merger Agreement or the transactions contemplated thereby, and (iii) the Final Expiration Date shall be the earlier of (x) the Close of Business on July 29, 2015 and (y) immediately prior to the Effective Time (as defined in the Merger Agreement).

     The Rights Agreement is filed as Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2005, and is incorporated herein by reference. Amendment No. 1 is filed as Exhibit 4.1 to the Current Report on Form 8-K, filed with the Commission on July 12, 2007, and is incorporated herein by reference. The foregoing descriptions of the Rights Agreement and Amendment No. 1 do not purport to be complete and are qualified in their entirety by reference to such exhibits.

Item 15. Financial Statements and Exhibits

(b) Exhibits The following documents are filed as exhibits hereto:

Exhibit No.	Exhibit Description

4.1	First Amendment, dated as of July 10, 2007, to the Rights Agreement, dated as of July 29, 2005, by and between Chaparral Steel Company and Mellon Investor Services LLC, as Rights Agent (Incorporated
by reference to Exhibit 4.1 to the Chaparral Steel Company Current Report on Form 8-K dated July 12, 2007).

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment no. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHAPARRAL STEEL COMPANY

Date: July 12, 2007	By: /s/ Robert E. Crawford, Jr.
Robert E. Crawford, Jr.
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	First Amendment, dated as of July 10, 2007, to the Rights Agreement, dated as of July 29, 2005, by and between Chaparral Steel Company and Mellon Investor Services LLC, as Rights Agent (Incorporated by
reference to Exhibit 4.1 to the Chaparral Steel Company Current Report on Form 8-K dated July 12, 2007).